                                               Filed pursuant to Rule 424(b)(2)
                                               Registration No. 33-64193

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 31, 1996)

J.P. MORGAN & CO. INCORPORATED
$2,300,000,000
Medium-Term Notes, Series A

Due From Nine Months to 30 Years From Date of Issue

J.P. Morgan & Co. Incorporated (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes") which are issuable in one or more series. The Notes offered by this Prospectus Supplement are offered in an aggregate principal amount of up to $2,300,000,000 or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit ("ECUs"). See "Important Currency Exchange Information." Such aggregate principal amount is subject to reduction as a result of the sale of other Securities, described in the Prospectus. See "Description of Notes -- General" and "Plan of Distribution" herein. The interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note ("Fixed Rate Note"), which may be zero in the case of certain Original Issue Discount Securities (as defined herein), or a floating rate as specified in the applicable Pricing Supplement pertaining to such Note ("Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note").

The Notes may be issued as senior debt securities (the "Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"). Subordinated Debt Securities will be subordinated as described under "Description of J.P. Morgan Debt Securities -- Subordinated Debt Securities" in the Prospectus.

Unless otherwise indicated in the applicable Pricing Supplement interest on Fixed Rate Notes is payable semi-annually on each March 15 and September 15 and at maturity or upon earlier redemption or repayment. Interest on Floating Rate Notes is payable on the dates indicated herein and in the applicable Pricing Supplement. Amortizing Notes will pay principal and interest as set forth in the applicable Pricing Supplement. See "Description of Notes -- Interest and Interest Rates." Each Note will mature on a Business Day (as defined below) nine months to 30 years from the date of issue, and may be subject to redemption at the option of the Company or repayment at the option of the holder of the Note (the "Holder") prior to its stated maturity, as set forth in the applicable Pricing Supplement (the "Stated Maturity"). See "Description of Notes."

Each Note may be denominated or payable in U.S. dollars or in a foreign currency, ECUs or such other currency unit specified in the applicable Pricing Supplement (the "Specified Currency"). Unless otherwise indicated in the applicable Pricing Supplement, Notes denominated in U.S. dollars will be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Pricing Supplement. See "Description of Notes -- Payment Currency."

Each Note will be issued only in fully registered form and will be represented by either a Global Security or a master security (the "Master Security") registered in the name of a nominee of The Depositary Trust Company, as Depositary (a "Book-Entry Note"), or a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, the records maintained by the Depositary and its participants. Except as described in "Description of Notes -- Book-Entry System" herein and in "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus, owners of beneficial interests in a Global Security or the Master Security will not be entitled to receive Notes in definitive form and will not be considered the holders thereof.

The Notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------------
                                       PRICE TO             AGENT'S DISCOUNT            PROCEEDS TO
                                       PUBLIC (1)           OR COMMISSION(2)(3)         COMPANY(2)(4)(5)
--------------------------------------------------------------------------------------------------------------------------
Per Note                              100%                  .125% - .750%               99.875% - 99.250%
--------------------------------------------------------------------------------------------------------------------------
Total                                 $2,300,000,000(5)     $2,875,000 - $17,250,000    $2,297,125,000 - $2,282,750,000(6)
--------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount.

(2) The commission payable to the Agent for each Note sold through such Agent shall range from .125% to .750% of the principal amount of such Note unless otherwise indicated in the applicable Pricing Supplement. The Company may also sell Notes to the Agent, as principal at negotiated discounts, for resale to investors and other purchasers at varying prices related to the prevailing market prices at the time of resale as determined by the Agent or, if so agreed, at a fixed public offering price. See "Plan of Distribution."

(3) The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agent and Underwriter against and contribute toward certain liabilities, including liabilities under applicable securities law.

(4) Unless otherwise indicated in the applicable Pricing Supplement.

(5) Before deducting other expenses payable by the Company estimated at up to $1,000,000

(6) Or the equivalent thereof in other currencies including composite currencies.

Offers to purchase the Notes are being solicited from time to time by J.P. Morgan Securities Inc. (the "Agent" or "JPMSI"), on behalf of the Company. The Agent has agreed to use reasonable efforts to solicit purchases of such Notes. The Company also may sell Notes to the Agent acting as principal for its own account or otherwise, to be determined by the Agent. The Company may also sell Notes directly to investors on its own behalf in jurisdictions where it is authorized to do so. No termination date for the offering of the Notes has been established. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent, if it receives the offer, may reject any offer to purchase Notes, in whole or in part. See "Plan of Distribution." This Prospectus Supplement and Prospectus may be used by JPMSI, a wholly owned subsidiary of the Company, in connection with offers and sales related to secondary market transactions in the Notes. JPMSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

This Prospectus Supplement, the related Pricing Supplement and the accompanying Prospectus may be used by the Company, JPMSI, a wholly owned subsidiary of the Company, or other affiliates of the Company in connection with offers and sales related to secondary market transactions in the Notes offered hereby. JPMSI or other such Company affiliates may act as principal or agent in such transactions. Such sales will be made at varying prices related to prevailing market prices at the time of sale.

J.P. MORGAN & CO.

February 20, 1996

IN CONNECTION WITH THE DISTRIBUTION OF THE NOTES, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INVORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                             PAGE
                                                                                             ----
Important Currency Exchange Information.....................................................  S-2
Description of Notes........................................................................  S-3
Foreign Currency Risks...................................................................... S-14
United States Taxation...................................................................... S-16
Plan of Distribution........................................................................ S-22
Legal Opinions.............................................................................. S-23
Glossary....................................................................................  A-1
                                           PROSPECTUS
Available Information.......................................................................    2
Incorporation of Certain Documents by Reference.............................................    2
J.P. Morgan & Co. Incorporated..............................................................    2
Consolidated Ratio of Earnings to Fixed Charges.............................................    4
Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends......    5
Use of Proceeds.............................................................................    5
Description of J.P. Morgan Debt Securities..................................................    5
Description of Debt Warrants................................................................   11
Description of Series Preferred Stock.......................................................   13
Depositary Shares...........................................................................   16
Description of Preferred Stock Warrants.....................................................   18
Description of Currency Warrants............................................................   19
Risk Factors Relating to Currency Warrants..................................................   20
Description of Capital Stock................................................................   21
Plan of Distribution........................................................................   22
Experts.....................................................................................   24
Legal Opinions..............................................................................   24

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

Purchasers are required to pay for the Notes in U.S. dollars, and payments of principal, premium, if any, and interest on the Notes will also be made in U.S. dollars, unless the applicable Pricing Supplement provides that purchasers are instead required to pay for the Notes in a Specified Currency and/or that payments of principal, premium, if any, and interest on such Notes will be made in a Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in a Pricing Supplement or unless alternative arrangements are made, payment of principal, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States. See "Description of Notes" and "Foreign Currency Risks."

If the applicable Pricing Supplement provides for payments of principal of and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be handled by the Exchange Rate Agent identified in the Pricing Supplement. The Agent may act, from time to time, as Exchange Rate Agent. The costs of such conversion will be borne by the Holder of a Note through deductions from such payments.

Reference herein to "U.S. dollars" or "U.S. $" or "$" are to the currency of the United States of America.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "J.P. Morgan Debt Securities", the "Debt Securities" or the "Subordinated Debt Securities", as applicable) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the J.P. Morgan Debt Securities, Debt Securities and Subordinated Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable pricing supplement hereto (the "Pricing Supplement"), the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Securities.

If any Note is not to be denominated in U.S. dollars, then certain provisions with respect thereto will be as set forth in the applicable Pricing Supplement. The applicable Pricing Supplement will specify the currency or currencies, including composite currencies such as the ECU, in which the principal, premium, if any, and interest, if any, with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination, including exchange rates for the Specified Currency as against the U.S. dollar at selected times during the last five years, and any exchange controls affecting such Specified Currency. See "Foreign Currency Risks."

GENERAL

The Notes may be Debt Securities or Subordinated Debt Securities. The Notes constituting Debt Securities will be issued under an Indenture dated as of August 15, 1982, as amended by a First Supplemental Indenture dated as of May 5, 1986, between the Company and First Trust of New York, National Association, as successor Trustee to Chemical Bank (formerly Manufacturers Hanover Trust Company) (such Indenture as amended, the "Senior Indenture"). The Notes constituting Subordinated Debt Securities will be issued under the Indenture dated as of March 1, 1993, between the Company and First Trust of New York, National Association, as successor Trustee to Citibank, N.A. (such Indenture as amended, the "Subordinated Indenture") (the Senior Indenture and the Subordinated Indenture are referred to together as the "Indentures").

Notes issued under the Senior Indenture will rank pari passu with all outstanding senior indebtedness of the Company. See "Description of J.P. Morgan Debt Securities -- Senior Debt Securities" in the Prospectus. Notes issued under the Subordinated Indenture will be subordinated in right of payment to Senior Indebtedness (as defined) and, in certain circumstances relating to the bankruptcy or insolvency of the Company, the Derivative Obligations (as defined) of the Company. At December 31, 1995, the amount of indebtedness constituting Senior Indebtedness was approximately $7.0 billion and the amount of Derivative Obligations was immaterial. See "Description of J.P. Morgan Debt
Securities -- Subordinated Debt Securities -- Subordination" in the Prospectus.

The Notes may be Fixed Rate Notes or Floating Rate Notes. The following summaries of certain provisions of the Indentures do not purport to be complete, are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms.

The Notes may be issued from time to time in an aggregate principal amount of up to $2,300,000,000 or the equivalent thereof in one or more foreign or composite currencies, subject to reduction as a result of the sale by the Company of other Securities as referred to in the accompanying Prospectus. For the purpose of this Prospectus Supplement, (i) the principal amount of any Original Issue Discount Security (as defined herein) means the Issue Price (as defined herein) of such Note and (ii) the principal amount of any Note issued in a foreign currency or composite currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

Each Note will mature on a Business Day (as defined below) from nine months to 30 years from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption or repayment prior to maturity at the price or prices specified in the applicable Pricing Supplement. The Notes will not be subject to any sinking fund.

Except as may be specified for Notes denominated in foreign or composite currencies or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S. $1,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000. Unless otherwise provided in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will be issued in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in New York City for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the Business Day (as defined below) immediately preceding the date of issuance; provided, however, that in the case of ECUs, the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Communities (or any successor thereto) as published in the Official Journal of the European Communities, or any successor publication, on the Business Day immediately preceding the date of issuance.

The Notes will be offered on a continuing basis. Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. The Company currently contemplates that only Notes denominated and payable in U.S. dollars will be issued as Book-Entry Notes. So long as the Depositary or its nominee is the registered owner of such Book-Entry Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes for all purposes under the applicable Indenture. Except as set forth under "Description of Notes -- Book-Entry System" in this Prospectus Supplement and as set forth under "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus, Book-Entry Notes will not be issuable in certificated form.

Interest on the Notes will be payable at the office of First Trust of New York, National Association, which will act as the Company's paying agent and note registrar (the "Paying Agent and Note Registrar"), currently located at 100 Wall Street, Suite 1600, New York, New York 10005, provided that payment of interest, other than interest at maturity or upon earlier redemption or repayment, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Note Register at the close of business on March 1 and September 1 of each year or as otherwise indicated in the applicable Pricing Supplement (each a "Regular Record Date") corresponding to the relevant Interest Payment Date. The principal, interest and premium, if any, payable at maturity or upon earlier redemption or repayment in respect of each Note will be paid in immediately available funds against presentation of the Note at the office of First Trust of New York, National Association, 100 Wall Street, New York, New York 10005. In the case of a Global Security representing Book-Entry Notes, such payments of principal, interest and premium, if any, will be made to the Depositary or its nominee. Payments to beneficial owners of Book-Entry Notes will be made through the Depositary and its participants. See "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus.

Notes may be issued in the form of Original Issue Discount Securities which will be offered at a discount from the principal amount thereof due at the Stated Maturity of such Notes. There may not be any periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the Pricing Supplement and the terms of such security, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. For Federal income tax considerations with respect to Original Issue Discount Securities, see "United States Taxation -- Tax Consequences to United States Holders -- Original Issue Discount" in this Prospectus Supplement.

The Pricing Supplement relating to each Note will describe the following terms:
(1) the specified currency with respect to such Note (and, if such currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (2) whether such Note is a Debt Security or a Subordinated Debt Security; (3) whether such Note is a Fixed Rate Note or a Floating Rate Note; (4) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price");
(5) the date on which such Note will be issued; (6) the date on which such Note will mature; (7) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any; (8) if such Note is a Floating Rate Note, the interest rate basis, the Initial Interest Rate, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the maximum interest rate and the minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, (all as defined below) and any other terms relating to the particular method of calculating the interest rate for such Note; (9) whether such Note may be redeemed or repaid prior to the date of Maturity (the "Maturity Date"), and, if so, the provisions relating to such redemption payment; and (10) any other terms of such Notes not inconsistent with the provisions of the related Indenture.

PAYMENT CURRENCY

If the applicable Pricing Supplement provides for payments of interest and principal on a non-U.S. dollar denominated Note to be made, at the option of the Holder, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the exchange rate agent specified in the applicable Pricing Supplement (the "Exchange Rate Agent") at approximately 11:00 a.m., New York City time, on the second Business Day (as defined below) preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of Specified Currency payable to the Holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

Except as set forth below, if the principal of, premium, if any, or interest on, any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to Holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default.

If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day (as defined below) prior to the day on which such payment is due.

The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or the Exchange Rate Agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or the Exchange Rate Agent on the basis of the most recently available Market Exchange Rates for such Components.

If the official unit of any Component is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more Components are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the appropriate amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original component currency shall be replaced by the appropriate amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

All determinations referred to above made by the Company or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders of Notes.

INTEREST AND INTEREST RATES

Each Note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to an interest rate formula, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum interest rate limitation, a floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate").

The applicable Pricing Supplement will designate one or more of the following interest rate bases as applicable to each Note: (a) a fixed rate per annum, in the case of a Fixed Rate Note; (b) the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note"; (c) the Federal Funds Rate, in which case such Note will be a "Federal Funds Rate Note"; (d) LIBOR, in which case such Note will be a "LIBOR Note"; (e) the Treasury Rate, in which case such Note will be a "Treasury Rate Note"; (f) the Prime Rate, in which case such Note will be a "Prime Rate Note"; or (g) such other interest rate basis or formula as is set forth in such Pricing Supplement.

The interest rate on each Note will be equal to (a) in the case of a Fixed Rate Note, a fixed rate; or (b) in the case of a Floating Rate Note, either (i) the interest rate, determined by reference to the specified interest rate formula (as specified in the applicable Pricing Supplement) (the "Base Rate") plus or minus the Spread, if any, and/or (ii) the Base Rate, multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to such Floating Rate Note.

Each Note will bear interest from its date of issue or, except as otherwise specified herein with respect to certain Floating Rate Notes, from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest on each Note will accrue at the annual rate or at a rate determined pursuant to an interest rate formula, stated therein and in the applicable Pricing Supplement. Interest will be payable on each Interest Payment Date and at maturity or upon earlier redemption or repayment (each such date, a "Maturity"). Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date (which in the case of Global Securities representing Book-Entry Notes, will be the Depositary or the nominee of the Depositary); provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next Regular Record Date. Interest rates and interest rate formulas are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and each Regular Record Date for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

If any Interest Payment Date, other than at Maturity, for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity for any Fixed Rate Note or Floating Rate Note or the Interest Payment Date for any Fixed Rate Note falls on a day which is not a Business Day, payment of principal, premium, if any, and interest with respect to such Note will be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

"Business Day" means any day (other than a Saturday or Sunday) on which banking institutions in The City of New York are open for business (and, (i) with respect to LIBOR Notes, which is also a London Banking Day (as defined below), and (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars, on which banking institutions in the principal financial center of the country of the Specified Currency are open for business).

Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

FIXED RATE NOTES

Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on March 15 and September 15 of each year and the Regular Record Dates will be on March 1 and September 1 of each year. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any Fixed Rate Note originally issued between a Regular Record Date and an Interest Payment Date shall be made on the Interest Payment Date following the succeeding Regular Record Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

Except as provided below and unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date (as defined below) on the third Wednesday of each month, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes with a semi-annual Interest Reset Date, on the third Wednesday of two months of the year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Reset Date, on the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement.

The applicable Pricing Supplement will specify the Issue Price, the interest rate basis, the interest payment period, the Spread and/or Spread Multiplier, if any, and the Maximum Interest Rate or the Minimum Interest Rate, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or particularize for each Note the following terms, if applicable: the period to maturity of the instrument or obligation on which the interest rate formula is based (the "Index Maturity"), Initial Interest Rate, Interest Payment Dates, Regular Record Dates and Interest Reset Dates with respect to such Note.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of any Treasury Rate Notes that reset weekly, the Tuesday of each week (except as provided below); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (i) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note ( the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement and
(ii) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding such Maturity. If the Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Rate Date shall be the immediately preceding Business Day.

The interest determination date (the "Interest Determination Date") pertaining to an Interest Reset Date for a Commercial Paper Rate Note, a Federal Funds Rate Note or a Prime Rate Note (the "Commercial Paper Interest Determination Date", the "Federal Funds Interest Determination Date" and the "Prime Interest Determination Date", respectively) will be the second Business Day prior to the Interest Reset Date. The interest determination date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day (as defined below) preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week on which Treasury bills would normally be auctioned in the week in which such Interest Reset Date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury

Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

Unless otherwise specified in the applicable Pricing Supplement, interest payments on an Interest Payment Date for a Floating Rate Note will include interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, such Interest Payment Date or Maturity, as the case may be. However, in the case of Floating Rate Notes that reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, interest payable on any Interest Payment Date, other than interest payable on any date on which principal for such Note is payable, will include interest accrued only from, but excluding, the last date in respect of which interest has been paid (or from and including the date of issue if no interest has been paid with respect to such Floating Rate Note) through and including the Regular Record Date immediately preceding the applicable Interest Payment Date, except that the interest payment at the Maturity Date will include interest accrued through, but excluding, such Maturity Date. Accordingly, any Floating Rate Note that has a rate of interest which is reset daily or weekly will bear interest from and including its issue date or the day following the most recent Regular Record Date to which interest on such Note has been paid or duly provided for. Accrued interest from the date of issue or from the last date to which interest has been paid will be calculated by multiplying the face amount of a Note by an accrued interest factor. This accrued interest factor will be computed by adding together the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. The interest rate in effect on each day for a Floating Rate Note will be (a) if such day is an Interest Reset Date, the interest rate (calculated with reference to the Spread and/or Spread Multiplier, if any) with respect to the interest determination date pertaining to such Interest Reset Date or, (b) if such day is not an Interest Reset Date, the interest rate (calculated with reference to the Spread and/or Spread Multiplier, if any) with respect to the interest determination date pertaining to the next preceding Interest Reset Date. Notwithstanding the foregoing, the interest rate in effect on any Floating Rate Note shall be subject to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above.

The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. The Calculation Agent will determine the interest rate for each Interest Reset Date as described below. The Company will notify the Paying Agent of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Paying Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date", where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date, or, if any such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or the Maturity, as the case may be.

Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)"), under the heading "Commercial Paper". In the event that such rate is not published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on that Commercial Paper Interest Determination Date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 p.m. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent as of 11:00 a.m., New York City time, on that Commercial Paper Interest Determination Date, for commercial paper having the Index Maturity designated in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

"Money Market Yield" shall be a yield calculated in accordance with the following formula:

                  Money Market Yield =      D x 360      x 100
                                         --------------
                                          360- (D x M)

where "D" refers to the per annum rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading Federal Funds (Effective) or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 a.m., New York City time, on such Federal Funds Interest Determination Date; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to a LIBOR Interest Determination Date, LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such LIBOR Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, or if such Pricing Supplement does not specify a source, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement, commencing on such LIBOR Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), LIBOR in respect of the related Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the applicable Pricing Supplement) or no rate appears (if "LIBOR Telerate" is specified in the applicable Pricing Supplement), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount of not less than $1,000,000 (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable principal financial center for the country of the Index Currency on such LIBOR Interest Determination Date, by three major banks in such principal financial center selected by the Calculation Agent for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount of not less than $1,000,000 commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date (or the equivalent in the Index Currency, if the Index Currency is not the U.S. dollar) that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

"Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

"Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, Page 3750) had been specified.

"London Banking Day" means any day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan". If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Interest Determination Date, the Prime Rate for such Prime Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Prime Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Prime Rate will be the Prime Rate in effect on such Prime Interest Determination Date. "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters Monitor Money Rates Services (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Note and in the applicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "Treasury bills -- auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not otherwise reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or no such auction is held in a particular week then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of 3:30 p.m., New York City time, on such Treasury Interest Determination Date, of three leading primary, United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

INDEXED NOTES

The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date from nine months to 30 years from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date will be determined by reference to currencies, currency units, commodity prices, financial or non-financial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both, depending upon the structure of the Indexed Note and fluctuation of the relative value at Maturity or at the relevant Interest Payment Date, as the case may be, of the specified indexed item. Specific information pertaining to the method for determining the principal amount payable at Maturity the manner of determining the interest rate, certain historical information with respect to the specified indexed item and certain additional United States federal tax considerations will be described in the applicable Pricing Supplement.

An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is indexed, it may result in an interest rate that is less than that payable on a conventional Fixed Rate Note issued by the Company at the same time, and it is possible that no interest will be paid. If the principal amount of an Indexed Note is indexed, the principal amount payable at Maturity may be less than the original purchase price of such Indexed Note, and it is possible that no principal will be paid (but in no event shall the amount of interest or principal paid with respect to an Indexed Notes be less than zero). The secondary market for Indexed Notes will be affected by a number of factors, independent of the creditworthiness of the Company and the value of the applicable currency, commodity or interest rate index, including, but not limited to, the volatility of the applicable currency or interest rate index, the time remaining to the Maturity of such Indexed Notes, the amount outstanding of such Indexed Notes and market interest rates. The value of the applicable currency, commodity or interest rate index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. The historical experience of the relevant currencies, commodities or interest rate indices should not be taken as an indication of future performance of such currencies, commodities or interest rate indices during the term of any Indexed Note. Accordingly, prospective investors should consult their own financial and legal advisors as to the risk entailed by an investment in Indexed Notes and the suitability of Indexed Notes in light of their particular circumstances. See also "Foreign Currency Risks."

EXTENSION OF MATURITY

The Pricing Supplement relating to certain Notes (other than an Amortizing Note) may provide that the Company has the option to extend the Maturity of such Notes for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

The Company may exercise such option with respect to an Extendible Note by notifying the Trustee and the Paying Agent, in writing, of such exercise at least 45 but not more than 60 days prior to the Maturity Date originally in effect with respect to such Note (the "Original Maturity Date") or, if the Maturity Date of such Note has already been extended, prior to the Maturity Date then in effect (an "Extended Maturity Date"). No later than 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be, the Paying Agent will mail to the Holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first class mail, postage prepaid, setting forth (a) the election of the Company to extend the Maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period (which, in the case of a Floating Rate Note, will be calculated with reference to a Base Rate and the Spread and/or Spread Multiplier, if any); and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the Holder of an Extendible Note, the Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period by causing the Paying Agent to send notice of such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) to the Holder of such Note by first class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate (or, in the case of a Floating Rate Note, a higher Spread and/or Spread Multiplier, if any) for the Extension Period, whether or not tendered for repayment.

If the Company elects to extend the Maturity of an Extendible Note, the Holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the Holder thereof must follow the procedures set forth below under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a Holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or if such day is not a Business Day, until 3:00 p.m., New York City time, on the immediately succeeding Business Day).

AMORTIZING NOTES

Amortizing Notes are Fixed Rate Notes for which payments combining principal and interest are made in installments over the life of each Note ("Amortizing Notes"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.

ORIGINAL ISSUE DISCOUNT NOTES

Original Issue Discount Notes are Notes issued at a discount from the principal amount payable at Maturity and which are considered to be issued with original issue discount which must be included in income for United States federal income tax purposes at a constant rate ("Original Issue Discount Notes"). See "United States Taxation." Certain additional considerations relating to Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

OTHER PROVISIONS, ADDENDA

Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of Interest Rates Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

REDEMPTION

Although Notes will not generally be redeemable prior to maturity, the Company may specify in the Pricing Supplement relating to a Note that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices, set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Notes will not be subject to any sinking fund. Unless otherwise specified in the applicable Pricing Supplement, the Company may redeem any of the Notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30, nor more than 60 days' notice. If less than all of the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the applicable Note Registrar by such method as such Note Registrar shall deem fair and appropriate.

REPAYMENT AND REPURCHASE

Although Notes will not generally be repayable at the option of the Holder prior to Maturity, the Company in the Pricing Supplement relating to a Note may specify that such Note will be repayable at the option of the Holder on a date or dates specified prior to Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

Unless otherwise specified in the applicable Pricing Supplement, in order for a Note to be repaid, the Paying Agent must receive at least 30, but not more than 45, days, prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States of America setting forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Renewable Notes or Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the Holder of a Note shall be irrevocable. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If a Note is represented by a Master Security (as defined below), the Depositary's (as defined below) nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect Participant (as defined below) through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have various cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

Upon issuance, all Book-Entry Notes will be represented by two Global Securities (as defined in the Prospectus) in the form of master securities evidencing Senior Debt Securities and Subordinated Debt Securities, respectively (individually, the "Master Security" and collectively, the "Master Securities"). The Master Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, as Depositary (the "Depositary"), and registered in the name of a nominee of the Depositary. Book-Entry Notes will not be exchangeable for Certificated Notes, provided that if the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Master Security or Master Securities representing Book-Entry Notes. In addition, the Company may at any time and in its sole discretion determine not to have Book-Entry Notes represented by Master Securities, and, in such event, will issue Certificated Notes in exchange for all Master Securities representing such Book-Entry Notes.

The Depositary has advised the Company and the Agents as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with The Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to The Depositary and its Participants are on file with the Securities and Exchange Commission. See "Description of J.P. Morgan Debt Securities -- Global J.P. Morgan Debt Securities" in the Prospectus.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a
Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or substantial portion of the principal of a Note to the investor.

THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT OR MULTI-CURRENCY PROSPECTUS SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Except as set forth below in "United States Taxation-Tax Consequences to United States Alien Holders," the information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes--Payment Currency."

With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, such court should render or enter a judgment or decree in the Specified Currency. Such judgment should then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                             UNITED STATES TAXATION

In the opinion of Margaret M. Foran, Vice President, Associate General Counsel and Assistant Secretary of the Company, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial Holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations") and proposed regulations concerning the treatment of debt obligations providing for contingent payments (the "Proposed Regulations"), changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of his particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle with other institutions, or as a hedge against, or which are hedged against, currency risks, or United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term "United States Holder" means an owner of a Note that
(a) is (i) for United States federal income tax purposes a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (b) is not otherwise a U.S. Holder but whose income from a Note is effectively connected with such Holder's conduct of a United States trade or business. The term also includes certain former citizens of the United States.

As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

Payments of Interest. Interest paid on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes. Under the OID Regulations, all payments of interest on a Note that matures one year or less from its date of issuance will be included in the stated redemption price at maturity of the Notes and will be taxed in the manner described below under "Original Issue Discount Notes." Special rules governing the treatment of interest paid with respect to Original Issue Discount Notes, including certain Floating Rate Notes and Indexed Notes, Foreign Currency Notes and Currency Indexed Notes, are described under "Original Issue Discount Notes," "Foreign Currency Notes" and "Currency Indexed Notes" below.

Original Issue Discount Notes. A Note that is issued for an amount less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money. The stated redemption price at maturity of a Note will equal the sum of all payments required under the Note other than payments of "qualified stated interest". "Qualified stated interest" is stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. In addition, Floating Rate Notes providing for one or more qualified floating rates of interest, a single fixed rate and one or more qualified floating rates, an objective rate, or a single fixed rate and a single objective rate that is a qualified inverse floating rate will have qualified stated interest if interest is unconditionally payable at least annually during the term of the Note at a rate that is considered to be a single qualified floating rate or a single objective rate under the following rules. If a Floating Rate Note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of one percent of each other. Special tax considerations (including possible original issue discount) may arise with respect to Floating Rate Notes providing for (i) one Base Rate followed by one or more Base Rates, (ii) a single fixed rate followed by a qualified floating rate or (iii) a Spread Multiplier. Purchasers of Floating Rate Notes with any of such features should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences will depend, in part, on the particular terms of the purchased Note. Special rules may apply if a Floating Rate Note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. Special rules may also apply if a Floating Rate Note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term of the Note and is reasonably expected as of the issue date to cause the yield on the Note to be significantly less or more than the expected yield determined without the restrictions.

Proposed Regulations issued on December 15, 1994 address, among other things, the accrual of original issue discount on, and the character of gain realized on the sale, exchange or retirement of, debt instruments providing for contingent payments. Such regulations would apply only to contingent payment debt instruments issued on or after 60 days after the date final regulations are published. Prospective Holders of Indexed Notes or Floating Rate Notes providing for contingent payments should refer to the discussion regarding taxation in the applicable Pricing Supplement.

If the difference between a Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the Note will not be considered to have original issue discount. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note.

A United States Holder of Original Issue Discount Notes will be required to include any qualified stated interest payments in income in accordance with the Holder's method of accounting for federal income tax purposes. United States Holders of Original Issue Discount Notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, United States Holders of Original Issue Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Under the OID Regulations, a Note that matures one year or less from its date of issuance will be treated as a "short-term Original Issue Discount Note". In general, a cash method United States Holder of a short-term Original Issue Discount Note is not required to accrue original issue discount for United States federal income tax purposes unless it elects to do so. Holders who make such an election, Holders who report income for federal income tax purposes on the accrual method and certain other Holders, including banks and dealers in securities, are required to include original issue discount in income on such short-term Original Issue Discount Notes as it accrues on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a Holder who is not required and who does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of the short-term Original Issue Discount Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term Original Issue Discount Notes in an amount not exceeding the deferred interest income, until such deferred interest income is recognized.

Under the OID Regulations, a Holder may make an election (the "Constant Yield Election") to include in gross income all interest that accrues on a Note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest.

Certain of the Original Issue Discount Notes may be redeemed prior to maturity. Original Issue Discount Notes containing such a feature may be subject to rules that differ from the general rules discussed above. Purchasers of Original Issue Discount Notes with such a feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

The OID Regulations contain aggregation rules stating that in certain circumstances if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States Holder's adjusted tax basis in a Note will equal the cost of the Note to such Holder, increased by the amount of any original issue discount previously included in income by the Holder with respect to such Note and reduced by any amortized premium and any principal payments received by the Holder and, in the case of an Original Issue Discount Note, by the amounts of any other payments that do not constitute qualified stated interest (as defined above).

Subject to the discussion under "Foreign Currency Notes" below, gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's taxable income), and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. See "Original Issue Discount Notes" above. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Amortizable Bond Premium. If a United States Holder purchases a Note for an amount that is greater than the amount payable at maturity, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess, and may elect (in accordance with applicable Code provisions) to amortize such premium, using a constant yield method, over the remaining term of the Note (where such Note is not optionally redeemable prior to its Maturity Date). If such Note may be optionally redeemed prior to maturity after the Holder has acquired it, the amount of amortizable bond premium is determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period of earlier redemption date, with reference to the amount payable on the earlier redemption date. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.

If a Holder makes a Constant Yield Election for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Foreign Currency Notes. The following summary relates to Notes that are denominated in a currency or currency unit other than the U.S. dollar ("Foreign Currency Notes").

A United States Holder who uses the cash method of accounting and who receives a payment of interest in a foreign currency with respect to a Foreign Currency Note (other than an Original Issue Discount Note on which original issue discount is accrued on a current basis (except to the extent any qualified stated interest is received)) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States Holder's tax basis in the foreign currency. A cash method Holder who receives such a payment in U.S. dollars pursuant to an option available under such Note will be required to include the amount of such payment in income upon receipt.

To the extent the above paragraph is not applicable, a United States Holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Such United States Holder will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States Holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

Original issue discount and amortizable bond premium on a Foreign Currency Note are to be determined in the relevant foreign currency.

Any loss realized on the sale, exchange or retirement of a Foreign Currency Note with amortizable bond premium by a United States Holder who has not elected to amortize such premium under Section 171 of the Code will be a capital loss to the extent of such bond premium. If such an election is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on such amortized bond premium with respect to any period by treating the bond premium amortized in such period as a return of principal.

A United States Holder's tax basis in a Foreign Currency Note, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States Holder who purchases a Foreign Currency Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the foreign currency and the U.S. dollar fair market value of the Foreign Currency Note on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a Foreign Currency Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Note, and any payment with respect to accrued interest, determined on the date such payment is received or such Note is disposed of, and
(ii) the U.S. dollar value of the foreign currency principal amount of such Note, determined on the date such United States Holder acquired such Note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the relevant exchange rate for the accrual period as discussed above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the Foreign Currency Note. The source of such foreign currency gain or loss will be determined by reference to the residence of the Holder or the "qualified business unit" of the Holder on whose books the Note is properly reflected. Any gain or loss realized by such a Holder in excess of such foreign currency gain or loss will be capital gain or loss (except in the case of a short-term Original Issue Discount Note, to the extent of any original issue discount not previously included in the Holder's income).

A United States Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Foreign Currency Note equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Foreign Currency Notes by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency Notes) will be ordinary income or loss.

Currency Indexed Notes. The proper treatment of payments of principal of and interest on Currency Indexed Notes is uncertain at this time. Holders of Currency Indexed Notes should consult with their tax advisors as to the federal income tax consequences of the ownership and disposition of such Notes.

Backup Withholding and Information Reporting. Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

Under present United States federal law, and subject to the discussion below concerning backup withholding:

     (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any United States Alien Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) if the Note is a registered note, the statement requirement set forth in
     Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a United States Alien Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least ten percent) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Holder of a trade or business in the United States.

Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph (a) above in the case of a registered note, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under temporary United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certified on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). The portfolio interest exemption from withholding tax described in paragraph (a) above will not apply to contingent interest if the amount of such interest is determined with reference to the profitability of the Company or a related person. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect any interest on the Notes to be subject to this provision.

If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the
Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on interest (including any original issue discount) and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. See "United States Taxation--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the Company a properly executed Internal Revenue Service Form 4224 in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) or its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

Under Section 2105(b) of the United States federal estate tax law, a Note or coupon held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

Backup Withholding and Information Reporting. Under current United States federal income tax law, a 31% backup withholding tax and information reporting requirements apply to certain payments of principal, premium and interest (including original issue discount) made to, and to the proceeds of sale before maturity by, certain noncorporate United States persons. Under current Treasury Regulations, backup withholding will not apply to payments made on a Registered
Note if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

United States Alien Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

                              PLAN OF DISTRIBUTION

The Notes are being offered on a continuing basis by the Company through the Agent, who has agreed to use reasonable efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. The Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay the Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by the Agent, unless otherwise specified in the applicable Pricing Supplement, a commission ranging from .125% to .750% of the principal amount of Notes to be sold.

The Company may also sell Notes to the Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale, as determined by the Agent or, if so agreed, at a fixed public offering price. In addition, the Agent may offer the Notes it has purchased as principal to other dealers. The Agent may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), concession and discount may be changed.

The Company has reserved the right to sell Notes directly to, and may solicit and accept offers to purchase Notes directly from, investors from time to time on its own behalf in those jurisdictions in which it is permitted to do so.

The Company may also sell Notes from time to time through one or more additional agents, acting either as agent or principal, on substantially the same terms as those applicable to sales to or through the Agent. Any such additional agent shall, with respect to such Notes, be deemed to be included in all references to an "Agent" hereunder.

The Company reserves the right to withdraw, cancel or modify the offer without notice.

The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof.

The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Company has been advised by the Agent that the Agent intends to make a market in the Notes, as permitted by applicable laws and regulations. The Agent is not obligated to do so, however, and the Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

Concurrently with the offering of Notes through the Agent as described herein, the Company may issue other Debt Securities pursuant to the Indentures referred to herein.

JPMSI is an indirect wholly-owned subsidiary of the Company. The participation of JPMSI in the offer and sale of the Notes complies with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. (the "NASD") regarding the offer and sale of securities of an affiliate and complies with any restrictions imposed on JPMSI by the Board of Governors of the Federal Reserve System. In addition, each NASD member participating in offers and sales of the Notes will not execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer.

This Prospectus Supplement and Prospectus may be used by JPMSI in connection with offers and sales related to secondary market transactions in the Notes. JPMSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

In addition to offering Notes through the Agent as described herein, J.P. Morgan Debt Securities which are medium-term notes and which may have terms substantially similar to the terms of the Notes offered hereby may be offered concurrently with the offering of the Notes, on a continuing basis outside the United States by the Company or its agents. Any such J.P. Morgan Debt Securities sold by the Company or its agents outside the United States will reduce the principal amount of Notes which may be offered by this Prospectus Supplement and the Prospectus.

                                 LEGAL OPINIONS

The validity of the Notes will be passed upon for the Company by Margaret M. Foran, Vice President, Assistant General Counsel and Assistant Secretary of the Company and for the Agent by Cravath, Swaine & Moore, Worldwide Plaza, New York, New York.

                                    GLOSSARY

"Amortizing Notes" has the meaning set forth on page S-13.

"Base Rate" has the meaning set forth on page S-6.

"Book-Entry Note" has the meaning set forth on the cover page.

"Business Day" has the meaning set forth on page S-6.

"Calculation Date" has the meaning set forth on page S-8.

"Certificated Note" has the meaning set forth on the cover page.

"Code" has the meaning set forth on page S-16.

"Commercial Paper Rate" has the meaning set forth on page S-8.

"Commercial Paper Interest Determination Date" has the meaning set forth on page S-7.

"Commercial Paper Rate Note" has the meaning set forth on page S-6.

"Company" has the meaning set forth on the cover page.

"Components" has the meaning set forth on page S-5.

"Composite Quotations" has the meaning set forth on page S-9.

"Constant Yield Election" has the meaning set forth on page S-18.

"Debt Securities" has the meaning set forth on the cover page.

"Depositary" has the meaning set forth on page S-14.

"Designated LIBOR Page" has the meaning set forth on page S-10.

"ECU's" has the meaning set forth on the cover page.

"Exchange Rate Agent" has the meaning set forth on page S-4.

"Extended Maturity Date" has the meaning set forth on page S-12.

"Extendible Note" has the meaning set forth on page S-12.

"Extension Notice" has the meaning set forth on page S-12.

"Extension Period" has the meaning set forth on page S-12.

"Federal Funds Rate" has the meaning set forth on page S-9.

"Federal Funds Interest Determination Date" has the meaning set forth on page
S-7.

"Federal Funds Rate Note" has the meaning set forth on page S-6.

"Final Maturity Date" has the meaning set forth on page S-12.

"Fixed Rate Note" has the meaning set forth on the cover page.

"Floating Rate Note" has the meaning set forth on the cover page.

"Foreign Currency Notes" has the meaning set forth on page S-19.

"Indentures" has the meaning set forth on page S-3.

"Index Maturity" has the meaning set forth on page S-7.

"Index Currency" has the meaning set forth on page S-10.

"Indexed Notes" has the meaning set forth on page S-11.

"Initial Interest Rate" has the meaning set forth on page S-7.

"Interest Reset Date" has the meaning set forth on page S-7.

"Interest Determination Date" has the meaning set forth on page S-7.

"Issue Price" has the meaning set forth on page S-4.

"LIBOR Interest Determination Date" has the meaning set forth on page S-7.

"LIBOR Reuters" has the meaning set forth on page S-9.

"LIBOR Note" has the meaning set forth on page S-6.

"LIBOR Telerate" has the meaning set forth on page S-9.

"London Banking Day" has the meaning set forth on page S-10.

"Market Exchange Rate" has the meaning set forth on page S-4.

"Master Security" has the meaning set forth on the cover page.

"Maturity" has the meaning set forth on page S-6.

"Maturity Date" has the meaning set forth on page S-4.

"Maximum Interest Rate" has the meaning set forth on page S-5.

"Minimum Interest Rate" has the meaning set forth on page S-5.

"Money Market Yield" has the meaning set forth on page S-9.

"Notes" has the meaning set forth on the cover page.

"OID Regulations" has the meaning set forth on page S-16.

"Original Maturity Date" has the meaning set forth on page S-12.

"Original Issue Discount Notes" has the meaning set forth on page S-13.

"Paying Agent and Note Registrar" has the meaning set forth on page S-4.

"Prime Rate Note" has the meaning set forth on page S-6.

"Prime Interest Determination Date" has the meaning set forth on page S-7.

"Prime Rate" has the meaning set forth on page S-10.

"Proposed Regulations" has the meaning set forth on page S-16.

"Qualified stated interest" has the meaning set forth on page S-16.

"Reuters Screen USPRIME1 Page" has the meaning set forth on page S-11.

"Senior Indenture" has the meaning set forth on page S-3.

"Spread" has the meaning set forth on page S-6.

"Spread Multiplier" has the meaning set forth on page S-6.

"Stated Maturity" has the meaning set forth on page S-11.

"Subordinated Indenture" has the meaning set forth on page S-3.

"Subordinated Debt Securities" has the meaning set forth on the cover page.

"Treasury Interest Determination Date" has the meaning set forth on page S-7.

"Treasury bills" has the meaning set forth on page S-11.

"Treasury Rate" has the meaning set forth on page S-11.

"Treasury Rate Note" has the meaning set forth on page S-6.

"United States Holder" has the meaning set forth on page S-16.

"United States Alien Holder" has the meaning set forth on page S-16.